January 3, 2011

Dear Editor, The Wall Street Journal,

I would like to provide clarification to the article entitled Dawn of the Zombie Robo-Signer which appeared in the Dec. 31, 2010 edition of The Wall Street Journal.  The sensational headline and presentation of the story make it difficult for a reader to determine the actual facts surrounding this story.

  Portfolio Recovery Associates (PRA) is proud of its leadership position in the debt purchase industry.  We seek to set the industry standard for financial transparency and regulatory compliance.  In business since 1996 and public since 2002, with more than 2,500 US-based employees, PRA has purchased more than 24 million delinquent, charged-off and bankrupt accounts during the past 15 years.  The vast majority of these accounts were purchased from among the 15 largest banks in the United States, all major financial institutions whose data and processes are generally extremely accurate and whose operations and records are highly regulated and examined by the OCC, FDIC and other state and federal institutions.

  PRA seeks to contact and work with our customers to arrive at mutually agreeable repayment arrangements.   Despite the nature of accounts we buy, PRA resorts to suing customers infrequently and only when attempts to establish cooperative payment arrangements with those customers have failed.  When we do initiate legal action, as has occurred with slightly more than 2 percent of our accounts, we rely on the accuracy, validity, and completeness of the account documents and affidavits provided to us by the selling institutions.

Contrary to the article’s assertion, Martha Kunkle’s signature did not simply “appear” on affidavits PRA submitted to courts.  Rather, Providian employees apparently prepared and wrongly signed Martha Kunkle’s name to the affidavits, which were later provided as part of the account documents to PRA and other debt buyers.  After we became aware of these defective Providian affidavits in January 2008, we immediately implemented a program to stop forwarding these Providian affidavits and to direct the law firms who represent PRA in collection cases to discontinue using them.  PRA was a victim of the Providian process, not a participant in it as the article implies.

Although the “Zombie” headline was sensational, PRA has no reason to believe that the Martha Kunkle, whose name appeared on Providian and Washington Mutual affidavits is deceased, particularly in light of the fact that she was a named defendant and an active participant in the litigation that resulted from the use of such affidavits.  The article fails to disclose that the name of the living daughter is the same as the deceased mother.

Every year, PRA devotes millions of dollars and the efforts of all our employees to legal compliance and quality control.  We expect our employees and third party agents to maintain accurate accounts and treat them entirely in line with company policy, industry standards, and all laws, rules and regulatory directives.   We believe that our own account review and affidavit process is as advanced as any in our industry and we continue to strive to improve our processes to prevent mistakes from occurring. While mistakes happen occasionally, we do not view an isolated incident of a third party law firm employee mistakenly including a Kunkle affidavit in a single Washington state collection lawsuit as being symptomatic of  “corner-cutting"  or “sloppy and inaccurate documentation.”

We do not condone the actions of Providian’s employees with respect to the Kunkle affidavits.  Their actions have had negative effects on a number of good companies like PRA who relied on the validity of these affidavits when determining to acquire customer accounts.   PRA has no interest in using defective affidavits against customers in debt-collection cases, and we hope the entire industry reaches the same conclusion.

Finally, please note that the chart accompanying the article which compares PRA’s legal collections and revenues transposes those pieces of data.

Respectfully,

Steve Fredrickson

President, CEO and Chairman

Portfolio Recovery Associates, Inc.